Enhanced S&P 500 Covered Call Fund Inc.

File No. 811-21787

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael Purcell, an Affiliated Person of the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by July 15, 2006; however, a late filing was executed on September 26, 2007.

Mr. Martin G. Byrne, Chief Legal Officer of the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by June 15, 2006; however, a late filing was executed on July 18, 2006.

Mrs. Catherine Johnston, Chief Compliance Officer to the Registrant was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on her behalf by April 26, 2007; however, a late filing was executed on September 28, 2007.